Exhibit 10.9

CALL OPTION AGREEMENT

THIS CALL OPTION AGREEMENT (this “Agreement”) is entered into as of May 25, 2023, by and between:

(1).

MoneyHero Limited (formerly known as Hyphen Group Limited), an exempted company duly incorporated and existing under the Laws of the Cayman Islands with its registered office at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (“PubCo”), and

(2).

PCCW Media International Limited, a limited liability company incorporated and existing under the Laws of the Hong Kong whose registered office is situated at 41st Floor, PCCW Tower, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong (“PCCW”).

BACKGROUND

A.	As of the date hereof, PCCW is a shareholder of CompareAsia Group Capital Limited, an exempted company duly incorporated and existing under the Laws of the Cayman Islands (the “Company”).

B.

Pursuant to section 7.1 of the Sixth Amended Shareholders Agreement of the Company dated April 14, 2023 (the “Existing Shareholders Agreement”), within three (3) years following December 23, 2022, PCCW shall have the right to subscribe for additional loan notes from the Company for an aggregate subscription price of up to US$5,000,000, together with such number of warrants exercisable for class C ordinary shares of a nominal or par value of US$0.0001 each of the Company at the ratio and on the terms specified in the Existing Shareholders Agreement (the “Existing Call Option”).

C.

On the date hereof, the Company, PubCo, Bridgetown Holdings Limited, an exempted company limited by shares duly incorporated and existing under the Laws of the Cayman Islands (“SPAC”), Gemini Merger Sub 1 Limited, an exempted company limited by shares duly incorporated and existing under the Laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo, and Gemini Merger Sub 2 Limited, an exempted company limited by shares duly incorporated and existing under the Laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo, entered into a business combination agreement (as amended, modified or supplemented from time to time, the “Business Combination Agreement”).

D.

On the date hereof and in connection with the Business Combination Agreement, PubCo, the Company, SPAC, PCCW and other parties thereto entered into a Company Holders Support Agreement and Deed (the “Company Shareholders Support Agreement”), pursuant to which, among other things, PCCW agreed to a lock-up of certain Equity Securities of PubCo it will receive in connection with the Acquisition Merger (as defined in the Business Combination Agreement).

E.

Pursuant to the terms and conditions of the Business Combination Agreement, at the Acquisition Effective Time (as defined in the Business Combination Agreement), the unexercised portion of the Existing Call Option immediately prior to the Acquisition Effective Time shall, automatically and without any required action on the part of PCCW, be assumed by PubCo and converted into the Call Option (as defined below) pursuant to the terms and conditions of this Agreement and the Business Combination Agreement. The aggregate subscription price of loan notes corresponding to the unexercised portion of the Existing Call Option as of immediately prior to the Acquisition Effective Time is referred to herein as the “Remaining Amount”.

1

F.

In consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

AGREED TERMS

1.

Definitions; Construction. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set out in section 1.2 (Construction) of the Business Combination Agreement.

2.	Call Option.

2.1

PubCo hereby agrees that, to the extent PCCW has not fully exercised the Existing Call Option prior to the Acquisition Effective Time, for the period commencing from the Acquisition Effective Time and ending on December 23, 2025 (the “Call Option Period”), PCCW shall:

(a)

have the right, but not the obligation, to subscribe from PubCo for one or more fixed rate unsecured loan notes, each constituted by a deed poll in substantially the form attached hereto as Annex A (each such deed poll, together with each certificate and the other schedules attached thereto are referred to as a “Call Option Note”, and collectively, the “Call Option Notes”) for an aggregate principal amount of up to the Remaining Amount; and

(b)	receive such number of Class A ordinary shares of PubCo, par value US$0.0001 per share (the “Class A Ordinary Shares”) at the ratio of 0.999361 shares per US$2.4916 of the Call Loan Notes purchased

((a)	and (b), collectively, the “Call Option”).

2.2

The Call Option may be exercised in whole or in part and upon any partial exercise of the Call Option, the Remaining Amount shall be reduced by the Call Option Note Amount in such partial exercise and any reference to the “Remaining Amount” thereafter shall be deemed to be a reference to such reduced amount.

3.	Exercise of Call Option.

3.1

During the Call Option Period, PCCW may exercise the Call Option by delivering to PubCo a written notice (the “Call Notice”) specifying the principal amount of the Call Option Note it elects to subscribe for (such principal amount, the “Call Option Note Amount”).

3.2	On the fifth (5th) Business Day following the delivery of a Call Notice (or such other date as may be mutually agreed between PubCo and PCCW) (such date, the “Call Option Closing Date”),

(a)

PCCW shall deliver or cause to be delivered to PubCo one or more payment references for US$ CHATS (or such other payment references mutually agreed between PubCo and PCCW) in connection with the payment of the Call Option Note Amount to PubCo’s designated bank account (details of which shall be provided by PubCo to PCCW in writing at least three (3) Business Days before the Call Option Closing Date).

(b)

PubCo shall (i) issue and deliver to PCCW a Call Option Note in favour of PCCW payable in the principal amount of the Call Option Note Amount, together with a certified copy of the register of holders of the Call Option Notes as at such Call Option Closing Date, and (ii) issue and deliver to PCCW such number of Class A Ordinary Shares as determined in accordance with Section 2.1(b), and cause such Class A Ordinary Shares to be registered in book entry form and registered in PubCo’s share register or register of members (as applicable) in PCCW’s name.

2

3.3	The Class A Ordinary Shares issued to PCCW upon any exercise of the Call Option shall:

(a)	be credited as fully paid,

(b)	have the rights set out in the PubCo Charter relating to Class A Ordinary Shares; and

(c)	rank pari passu in all respects with those Class A Ordinary Shares in issue on the Call Option Closing Date.

3.4

No fractions of a Class A Ordinary Share shall be issued on the exercise of the Call Option. If, by reason of any provisions in this Agreement, PCCW would otherwise be entitled, upon the exercise of the Call Option, to receive a fractional interest in a Class A Ordinary Share, PubCo shall, upon such exercise, round down the number of the Class A Ordinary Shares to be issued to PCCW to the nearest whole number.

3.5

Each of the Class A Ordinary Shares acquired by PCCW (or its permitted transferees) pursuant to this Agreement during the Lock-Up Period (as defined in the Company Shareholders Support Agreement) shall be subject to the lock-up restrictions and other provisions of the Company Shareholders Support Agreement.

4.	Transfer of Call Option.

4.1

PCCW may, with PubCo’s prior written consent, transfer all or part of the Call Option to any Person that is reasonably acceptable to PubCo; provided that as a condition precedent to any such permitted transfer, (a) each such permitted transferee shall enter into a written agreement in substantially the same form as this Agreement agreeing to be bound by the terms and conditions of this Agreement; and (b) to the extent that such permitted transfer is effected during the Lock-Up Period (as defined in the Company Shareholders Support Agreement), each such permitted transferee shall enter into a written agreement in substantially the same form as the Company Shareholders Support Agreement agreeing to be bound by the terms and conditions of the Company Shareholders Support Agreement applicable to PCCW.

5.	Representations and Warranties of PubCo

PubCo hereby represents and warrants to PCCW as of the date of this Agreement and on each Call Option Closing Date (unless otherwise specified hereunder), as follows:

5.1

Company Organization. PubCo has been duly formed and organized and is validly existing under the Laws of the Cayman Islands, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. PubCo is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on PubCo.

3

5.2

Due Authorization. PubCo has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which PubCo is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the board of directors of PubCo and (ii) determined by the board of directors of PubCo as advisable to PubCo and its shareholders and recommended for approval by PubCo. No other company proceeding on the part of PubCo is necessary to authorize this Agreement and the other documents to which PubCo is a party contemplated hereby. This Agreement has been, and at or prior to each Call Option Closing Date, the other documents to which PubCo is a party contemplated hereby will be, duly and validly executed and delivered by PubCo, and this Agreement constitutes, and at or prior to each Call Option Closing Date, the other documents to which PubCo is a party contemplated hereby will constitute, a legal, valid and binding obligation of PubCo, enforceable against PubCo in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (currently in effect or enacted following the date hereof) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3

No Conflict. The execution and delivery by PubCo of this Agreement and the other documents to which PubCo is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of PubCo, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to PubCo, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which PubCo is a party or by which PubCo may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of PubCo, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of PubCo to enter into and perform its obligations under this Agreement.

5.4

Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of PCCW contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of PubCo with respect to PubCo’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of PubCo to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of PubCo, in each case in accordance with the Cayman Companies Act.

5.5

Call Option Notes and Class A Ordinary Shares. The Call Option Notes and Class A Ordinary Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued and allotted, fully paid and non-assessable and issued or allotted in compliance with all applicable Law, including state and federal securities Laws, and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, PubCo’s Governing Documents, or any Contract to which PubCo is a party or otherwise bound.

6.	Representations and Warranties of PCCW

PCCW, hereby represents and warrants to PubCo, as of the date of this Agreement and on each Call Option Closing Date, as follows:

4

6.1

Organization and Standing. PCCW has been duly formed and organized and is validly existing under the Laws of Hong Kong and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. PCCW is duly licensed or qualified and in good standing (to the extent such concept is applicable in Hong Kong) as a foreign corporation or company (or other entity, if applicable) in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in Hong Kong), as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of PCCW to consummate the transactions contemplated hereby.

6.2

Due Authorization. PCCW has all requisite company or corporate power and authority to (i) execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which it is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors (or an equivalent body) and/or shareholders of PCCW and no other company proceeding on the part of PCCW is necessary to authorize this Agreement and the other documents to which it is a party contemplated hereby. This Agreement has been, and on or prior to each Call Option Closing Date, the other documents to which PCCW is a party contemplated hereby will be, duly and validly executed and delivered by PCCW, and this Agreement constitutes, and on or prior to each Call Option Closing Date, the other documents to which it is a party contemplated hereby will constitute, a legal, valid and binding obligation of PCCW, enforceable against PCCW in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (currently in effect or enacted following the date hereof) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

6.3

No Conflict. The execution and delivery of this Agreement by PCCW and the other documents to which PCCW is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of PCCW; (b) violate or conflict with any provision of, or result in the breach of, or default under, any applicable Law or Governmental Order applicable to PCCW; (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which PCCW is a party or by which PCCW may be bound, or terminate or result in the termination of any such Contract; or (d) result in the creation of any Lien upon any of the properties or assets of PCCW; except, in the case of the forgoing clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have a material adverse effect on the ability of PCCW to enter into and perform its obligations under this Agreement.

6.4

Restricted Securities. PCCW acknowledges and agrees that the Class A Ordinary Shares that it may receive in connection with the transactions contemplated hereby, including upon exercise, settlement, conversion or exchange of any other securities received in connection with such transactions, are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Class A Ordinary Shares have not been registered under the Securities Act or any other applicable securities laws. PCCW acknowledges and agrees that the Class A Ordinary Shares may not be offered, resold, transferred, pledged or otherwise disposed of by PCCW absent an effective registration statement under the Securities Act, except in compliance with any exemption therefrom, and that any book entries representing the Class A Ordinary Shares shall contain a restrictive legend to such effect. PCCW acknowledges that the Class A Ordinary Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. PCCW acknowledges and agrees that it may be required to bear the financial risk of an investment in the Class A Ordinary Shares for an indefinite period of time. PCCW acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Class A Ordinary Shares.

5

7.	Miscellaneous.

7.1	Effectiveness. This Agreement shall become effective on the date first above written.

7.2

Termination. This Agreement shall automatically be terminated and shall be null and void upon the earliest to occur of (a) the valid termination of the Business Combination Agreement pursuant to its terms; (b) the full exercise of the Call Option pursuant to the terms of this Agreement; or (c) the expiration of the Call Option Period. Any termination of this Agreement shall not relieve any party of its obligations accrued prior to such termination.

7.3	Amendment. This Agreement (including, for avoidance of doubt, Annex A hereto) may be amended or modified in whole or in part only upon the prior written consent of each of PubCo and PCCW.

7.4	Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

7.5	Governing Law and Arbitration.

(a)	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of Hong Kong.

(b)

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be that stated in Section 7.5(a). The seat of this arbitration shall be Hong Kong. The number of arbitrators shall be three (3). The arbitration proceedings shall be conducted in English.

(c)

Notwithstanding the foregoing, nothing in this clause shall prevent any party seeking any interim or interlocutory relief in aid of any arbitration or in connection with enforcement proceedings from any court of competent jurisdiction.

7.6	Notices. The provisions of section 12.3 (Notices) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

7.7

Third Party Beneficiaries. The parties do not intend that any term of this Agreement shall be enforceable, by virtue of the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong), by any person who is not a party to this Agreement. The right of the parties to agree to a variation, release and/or waiver of this Agreement is not subject to the consent of any person who is not a party to this Agreement.

6

7.8

Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.9	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.10

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature pages follow]

7

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

MoneyHero Limited

By:	/s/ Derek Fong
	Name:	Derek Fong
	Title:	Director

PCCW Media International Limited

By:	/s/ Poon Chi Ho
	Name:	Poon Chi Ho
	Title:	Authorized Signatory

[Signature Page to Call Option Agreement]

ANNEX A

FORM OF LOAN NOTE DEED POLL

DATED                             2023

MONEYHERO LIMITED

DEED POLL

CONSTITUTING UP TO US$[•] OF FIXED RATE UNSECURED

LOAN NOTES 2027 AND PIK NOTES

1

CONTENTS

CLAUSE

1.	Interpretation	1

2.	Amount and Description of Notes	9

3.	Status of Notes	9

4.	Use of Proceeds	9

5.	Repayment of Notes	9

6.	Prepayment of Notes	9

7.	Interest	10

8.	Certificates	10

9.	The Register	10

10.	Notes Not to Be Quoted	11

11.	No Withholding or Set-off	11

12.	Meetings of Noteholders	11

13.	Variation	11

14.	Enforcement and Third Party Rights	12

15.	Notices	12

16.	Governing Law and Jurisdiction	12

17.	Most Favoured Nation	12

SCHEDULE 1 FORM OF CERTIFICATE		13

SCHEDULE 2 THE CONDITIONS		15

Part 1. Interest, repayment and redemption		15

1.	Interest	15

2.	Repayment OF Principal and Unpaid Interest	15

3.	Time of Payment	15

4.	Event of Default	16

5.	Action on Redemption	16

6.	Tax Gross-Up	17

Part 2. Transfer provisions and other matters		19

SCHEDULE 3 MEETINGS OF THE NOTEHOLDERS		22

2

THIS DEED is dated _______________ 2023

PARTY

MONEYHERO LIMITED, an exempted company duly incorporated under the laws of Cayman Islands with registration number 398798 and having its registered office at Walkers Corporate Limited, 190 Elgin Avenue, George Town, grand Cayman KY1-9008, Cayman Islands (“Company”).

BACKGROUND

By exercising of the powers conferred on them by the Articles, the Directors of the Company have, by a resolution passed on ________________ 2023, authorised the issuance of up to US$[•] of fixed rate unsecured loan notes and have agreed to constitute them in the following manner.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Deed.

Accounting Principles: means:

(a)

in respect of a Group Company incorporated in a jurisdiction which has generally accepted accounting principles, standards and practices, the generally accepted accounting principles, standards and practices in that jurisdiction, including (where applicable) IFRS; or

(b)	in respect of the consolidated Group or a Group Company incorporated in a jurisdiction which does not have generally accepted accounting principles, standards and practices, IFRS.

Affiliate: means (i) with respect to a Person other than a natural person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person and (ii) in the case of a Person that is a natural person, any other Person that is directly or indirectly Controlled by such Person or is a Relative of such Person or any Person that is directly or indirectly Controlled by such Relative.

Articles: means the articles of association of the Company, as amended or supplemented.

Business: Company and its Subsidiaries’ business of operating a web or application-based marketplace, community, brokerage or aggregator service specialized in fintech and financial services and comparing banking, insurance, telecommunication, utility or other personal finance products and/or providing platform- or software-as-a-service solutions.

Business Day: means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, Singapore and the Cayman Islands and (in relation to any date for payment of principal or interest on the Notes) New York City.

Certificate: means a certificate for Notes in the form (or substantially in the form) set out in Schedule 1.

Company Competitor: means any marketplace, brokerage or aggregator for financial services, including banking, brokerage and insurance companies, telecommunication companies, utility providers as well as companies that compare banking, brokerage, insurance, telecommunication or utility products, or compare any other products that Company or its Subsidiaries are comparing from time to time, unless the Directors otherwise determine.

Conditions: means the conditions attaching to the Notes, as set out in Schedule 2 (as amended from time to time in accordance with this Deed).

Control: with respect to a Person, (a) direct or indirect ownership or control of more than 50% of the outstanding voting securities of such Person; (b) the ability to appoint or remove a majority of the directors of the board (or equivalent governing body) of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person (whether by contract or howsoever arising); and the terms “Controls”, “Controlling; and “Controlled” shall be construed accordingly.

Cross Default Event: means each of the following events or circumstances:

(a)	any Financial Indebtedness of any Group Company is not paid when due nor within any originally applicable grace period;

(b)

any creditor of any Group Company becomes entitled to declare any Financial Indebtedness of such Group Company due and payable prior to its specified maturity as a result of an event of default (however described), or any Financial Indebtedness of any Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); and

(c)	any commitment for any Financial Indebtedness of any Group Company is cancelled or suspended by a creditor of any Group Company as a result of an event of default (however described),

provided that, in each case, no Financial Indebtedness (i) owed by one Group Company to another Group Company; (ii) covered (or to the extent supported) by a bank guarantee, letter of credit or other similar instrument (but only so long as the entity providing the counter-indemnity under such instrument is not in default under the provisions of such bank guarantee, letter of credit or other similar instruments); or (iii) which has ceased to be due and payable or on demand or in respect of which the relevant creditor is no longer entitled to declare it due and payable, will be taken into account when calculating whether a Cross Default Event has occurred.

Directors: means the board of directors of the Company, or, subject to the Articles, a duly authorised committee of that board, for the time being.

Event of Default: means the occurrence of any of the following events or circumstances:

(a)	an Insolvency Event;

(b)

the Company materially breaches any provision of this Deed (other than those referred to in paragraph (e) below), provided that no Event of Default will occur under this sub-paragraph (b) if the material breach is capable of remedy and it is remedied within 20 Business Days of a Noteholder giving notice to the Company to remedy such material breach or the Company becoming aware of such material breach, whichever is the earlier. For the purposes of this paragraph (b), the Company shall not be regarded as becoming aware of the occurrence of a material breach of any provision of this Deed unless and until it is within the actual knowledge of an executive director, chief executive officer (or equivalent), the chief financial officer, or any other member of the management team of the Company who is actually aware of such provisions of this Deed;

(c)

a Cross Default Event, provided that no Event of Default will occur under this paragraph (c) if (i) the amount of Financial Indebtedness or (ii) the commitment for Financial Indebtedness falling within paragraphs (a) to (c) (inclusive) of the definition of “Cross Default Event” above is, in each case, less than the Threshold Amount in aggregate;

(d)	the Group (taken as a whole) ceases to carry on all, or substantially all, of its business;

(e)	the Company does not pay on the due date any amount payable pursuant to this Deed in the manner and at the place and in the currency in which it is expressed to be payable; or

(f)	an event or circumstance occurs which has a Material Adverse Effect.

Excluded Finance Lease: means any lease or hire purchase contract which would, in accordance with the Accounting Principles in force prior to 1 January 2019, have been treated as operating lease.

Financial Indebtedness: means any indebtedness for or in respect of (without double counting):

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (but, in each case, excluding any Trade Instruments);

(d)	the amount of any liability in respect of any Finance Lease;

(e)

receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis or, if sold on a limited recourse basis, to the extent of such recourse only);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing in accordance with Accounting Principles;

(g)

any Treasury Transaction (and, when calculating the value of any Treasury Transaction, only the marked to market value shall be taken into account, provided that if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, only that actual due amount shall be taken into account);

(h)

shares which are expressed to be redeemable on or prior to the date falling 6 months after the Redemption Date (provided that shares redeemable only at the option of the issuer will be treated as indebtedness only if not treated as equity by Accounting Principles);

(i)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any Trade Instruments) in respect of an underlying liability of an entity which liability would fall within one of the other sub-paragraphs of this definition;

(j)

the amount of any liability in respect of any credit for goods and services raised in the ordinary course of day-to-day trading outstanding for more than 120 days after its customary date of payment (unless being contested in good faith and in accordance with the relevant procedures); or

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) of this definition.

Finance Lease: means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease (other than an Excluded Finance Lease).

Group: means collectively, the Company and each of the Subsidiaries.

Group Company: means each of the Company and the Subsidiaries.

IFRS: means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant Group Company’s financial statements.

Insolvency Event: means each of the following events or circumstances:

(a)	any Group Company:

(i)

is, or is presumed, deemed or is declared for the purposes of any applicable law to be, unable or admits inability to pay its debts as they fall due (in each case other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets);

(ii)	suspends or threatens to suspend making payments on any of its debts; or

(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Noteholder in its capacity as such) with a view to rescheduling any of its indebtedness;

(b)	a moratorium is declared in respect of any Financial Indebtedness of any Group Company; or

(c)	any formal corporate action or formal legal proceedings is taken in for:

(i)

the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration, striking off or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Company and except in each case which is contested by that Group Company in good faith and dismissed within 15 Business Days;

(ii)

a composition, assignment or arrangement with any creditor of any Group Company in relation to a liability or debt of more than the Threshold Amount unless the relevant proceedings are being contested in good faith and are shown to be frivolous or vexatious and discharged within 15 Business Days; or

(iii)

the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Company or any of its assets except any application made to the court for the purposes of commencing winding up proceedings which is frivolous or vexatious and contested by that Group Company in good faith and dismissed within 15 Business Days,

(provided always that “Group Company” for the purposes of this definition shall not include PT MoneyGuru Indonesia, Compargo Malaysia Sdn Bhd, MoneyGuru Co. Ltd, MoneyGuru Insurance Broker Co. Ltd and/or MoneyGuru Services Co. Ltd).

Interest Date: means the date of each of the first, second, third, fourth anniversaries of the date of this Deed and thereafter, the Redemption Date.

Interest Period: means initially, the period commencing on the Issue Date up to but excluding the first Interest Date and thereafter, each subsequent period from and including that or any subsequent Interest Date up to but excluding the next Interest Date.

Interest Rate: means 25.00 per cent. per annum;

Issue Date: means, in respect of any Note, the first day on which such Note is issued pursuant to this Deed.

Major Noteholder: means PCCW Media International Limited.

Material Adverse Effect: means any event or circumstance which, in each case after taking into account all mitigating factors or circumstances including any warranty, indemnity or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment:

(a)	has a material adverse effect on:

(i)	the consolidated business, assets or financial condition of the Group (taken as a whole); or

(ii)	the ability of the Company to perform its payment obligations with respect to this Deed, the Notes and all related documents in relation thereto (together, the “Documents”);

(b)

subject to the Reservations, affects the validity or the enforceability of the whole or any material part of any of the Documents or any material rights or remedies of any Noteholder under the Documents in a manner which is materially adverse to the interests of the Noteholders under the Documents taken as a whole and if capable of remedy, is not remedied within 20 Business Days of the Company becoming aware of the issue or being given notice of the issue by a Noteholder.

Notes: means the fixed rate unsecured loan notes 2027 together with any PIK Notes constituted by this Deed.

Noteholder: means a Person for the time being entered in the Register as the holder of any Notes in accordance with Clause 9.2.

Permitted Transferee: means with respect to any Noteholder, any Person other than (i) the Company or any of its Subsidiaries or (ii) any Prohibited Transferee (whether or not an Affiliate of the transferring Noteholder).

Person: means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

PIK Notes: means the PIK Notes issued by the Company in accordance with paragraph 1 of Part 1 of Schedule 2.

Politically Exposed Person: means a current or former senior official in the executive, legislative, administrative, military or judicial branches of a Government Authority (whether elected or not), a current or former senior official of a major political party, or a current or former senior executive of a government-owned commercial enterprise. In addition, a Politically Exposed Person includes any corporation, business or other entity that has been formed by, or for the benefit of, a Politically Exposed Person.

Prepayment Notice: has the meaning given to it in Clause 6(b).

Principal Amount: means the principal amount of Notes for the time being issued and outstanding.

“Prohibited Transferee” means (i) any Company Competitor; (ii) any current or potential future provider of Company within the insurance, retail banking or telecommunications industry; (iii) any Person whose involvement or investment in the Business is or could reasonably be, as determined by the Directors, damaging to the reputation of the Business, and in each case of (i) and (ii), unless otherwise determined by the Directors; or (iv) any person who (a) is named on (1) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter or (2) the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr); (b) is targeted by or subject to any sanction administered or enforced by the Office of Foreign Assets Control of the US Department of the Treasury, the U.S. Department of State or under a UN Security Council Resolution; or (c) is a Politically Exposed Person.

Redemption Date: means 14 October 2027 (or such later date that is agreed, in writing, between the Company and the Major Noteholder).

Register: means a register of Noteholders referred to in, and kept and maintained in accordance with, paragraph 9.

Registered Office: means the registered office of the Company from time to time.

Relative: of a natural person shall mean the siblings, spouse and children of such natural person and any parent or siblings of such natural person or spouse.

Reservations: means:

(a)

the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)

the time barring of claims under applicable limitation laws and defences of acquiescence, set- off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c)

the principle that in certain circumstances security granted by way of fixed charge may be recharacterised as a floating charge or that security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)

the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security has purportedly been created;

(g)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(h)

any other general principles which are customarily set out as qualifications or reservations (howsoever described) as to matters of law in the legal opinions customarily delivered to lenders in connection with the entry into loan instruments similar to the Notes.

Shares: means the shares in the capital of the Company.

Subsidiary: with respect to any specified Person, any other Person Controlled by such specified Person.

Threshold Amount: means US$5,000,000.

Trade Instruments: means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Company arising in the ordinary course of day-to-day business of that Group Company.

Treasury Transaction: means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Deed.

1.3	References to clauses, paragraphs and Schedules are to the clauses and paragraphs of and Schedules to this Deed and references to paragraphs are to paragraphs of the relevant Schedule.

1.4

The Schedules (including, for the avoidance of doubt, the Conditions) form part of this Deed and shall have effect as if set out in full in the body of this Deed. Any reference to this Deed includes the Schedules.

1.5

All references to this Deed, the Conditions or to any other agreement or document referred to in this Deed or the Conditions is a reference to this Deed (which shall include the Conditions), the Conditions or such other agreement or document as varied or novated in accordance with their terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.9	A reference to writing or written includes e-mail (unless otherwise expressly provided in this Deed).

1.10

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.11	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.12	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.13	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time.

1.14	Any obligation on a Person not to do something includes an obligation not to allow that thing to be done.

1.15	A reference in this Deed to:

(a)	any Notes being outstanding means such Notes as are in issue, not redeemed and not cancelled at the relevant time;

(b)	the assets of any Person shall be construed as a reference to all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

(c)	indebtedness shall be construed as a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

(d)	repayment includes (as the context requires) prepayment and redemption and vice versa, and the words prepay, repay, redeem, repayable, redeemed, prepaid and repaid shall be construed accordingly;

(e)	US$ or US dollars denotes the lawful currency of the United States of America; and

(f)

tax shall be construed so as to include any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.16	An Event of Default is Continuing if it has not been waived.

1.17	Unless the context otherwise requires, a reference to the Notes includes a reference to all and/or any of the Notes.

2.	AMOUNT AND DESCRIPTION OF NOTES

2.1	The aggregate Principal Amount of the Notes is limited to US$5 million together with a sum equal to any PIK Notes issued and outstanding under this Deed from time to time.

2.2	The Notes shall be known as fixed rate unsecured loan notes 2027 and PIK Notes and shall be issued by the Company in integral multiples of US$1.00.

2.3	PIK Notes shall be issued in the amounts required under Condition 1.

3.	STATUS OF NOTES

3.1	The Notes when issued and outstanding shall rank pari passu, equally and rateably, without discrimination or preference among themselves and as unsecured obligations of the Company.

3.2

The Notes shall be issued and held subject to and with the benefit of the provisions of this Deed (including the Conditions). All such provisions shall be binding on the Company and the Noteholders and all Persons claiming through or under them respectively and shall enure for the benefit of all Noteholders.

4.	USE OF PROCEEDS

4.1	The proceeds of all subscriptions for the Notes shall be used to fund the Company’s working capital and general corporate purposes.

5.	REPAYMENT OF NOTES

5.1	The Notes shall be repaid in accordance with Part 1 of Schedule 2.

5.2	All Notes repaid by the Company shall be automatically and immediately cancelled and shall not be reissued.

6.	PREPAYMENT OF NOTES

(a)

The Company shall prepay the Notes (or the relevant Notes only) in accordance with Part 1 of Schedule 2 if it is or becomes unlawful for the Notes (or the relevant Notes only) to remain outstanding, as confirmed by a written legal opinion (addressed to the Company and furnished by the Company to the Noteholders upon request) from reputable outside legal counsel to the Company.

(b)

The Company may, if it gives the Noteholders not less than 3 Business Days’ (or such shorter period as the Major Noteholder may agree) prior notice (a “Prepayment Notice”), prepay all or any outstanding Notes on the date specified in the Prepayment Notice in accordance with Part 1 of Schedule 2, provided that, if all outstanding Notes are not being prepaid pursuant to a Prepayment Notice, then any prepayment being made pursuant to that Prepayment Notice shall be applied pro rata among the Noteholders.

7.	INTEREST

Until the Notes are repaid by the Company in accordance with the provisions of this Deed, interest shall accrue and be paid on the Principal Amount of the Notes outstanding at the rate and in the manner provided in Part 1 of Schedule 2.

8.	CERTIFICATES

8.1	Each Noteholder (or the joint holders of any Notes) shall be entitled to receive, without charge, one Certificate for the Notes registered in his (or their) names.

8.2

Where any Notes are held jointly, the Company shall not be bound to issue more than one Certificate in respect of such Notes and delivery of a Certificate to the Person who is first named in the Register as Noteholder shall be sufficient delivery to all joint holders of such Notes.

8.3	Each Certificate shall:

(a)	bear a denoting number;

(b)	be issued and executed by the Company as a deed in the form (or substantially in the form) set out in Schedule 1; and

(c)	have the Conditions endorsed on or attached to it.

8.4	In the case of repayment or transfer of part only of a Noteholder’s Notes, the Certificate(s) in respect of such Notes shall be either:

(a)	endorsed with a memorandum of the nominal amount of the Notes so redeemed or transferred and the date of such repayment or transfer; or

(b)	cancelled and (without charge) replaced by a new Certificate for the balance of the Principal Amount of the Notes not then repaid or transferred.

9.	THE REGISTER

9.1	The Company shall keep and maintain the Register at the Registered Office or at such other place as the Company may from time to time appoint for this purpose and notify to the Noteholders.

9.2	There shall be entered in the Register:

(a)	the names and addresses of the holders of the Notes for the time being;

(b)	the Principal Amount of the Notes held by each Noteholder;

(c)	the date of issue of each of the Notes and the date on which the name of each Noteholder is entered in the Register in respect of the Notes registered in his (or their) name;

(d)	the serial number of each Certificate issued and the date of its issue; and

(e)	the date(s) of all transfers and changes of ownership of any of the Notes.

9.3	The Company shall promptly amend the Register to record any change to the name or address of a Noteholder that is notified in writing to the Company by that Noteholder.

9.4

The Noteholders or any of them, or any Person authorised by a Noteholder, shall be at liberty at all reasonable times during office hours to inspect the Register, to take copies of or extracts from it or any part of it and to request delivery of a copy of the current Register to a Noteholder via email.

9.5	Every Noteholder shall be recognised by the Company as entitled to his (or their) Notes free from any equity, set-off or cross-claim against the original or an intermediate holder of such Notes.

10.	NOTES NOT TO BE QUOTED

No application has been, or shall be, made to any investment exchange for permission to deal in, or for an official or other listing or quotation, in respect of the Notes.

11.	NO WITHHOLDING OR SET-OFF

Payments of principal and interest in respect of the Notes shall be paid by the Company to the Noteholders in accordance with the Conditions without any deduction or withholding (whether in respect of any set-off, counterclaim or otherwise whatsoever) unless any deduction or withholding is required by law.

12.	MEETINGS OF NOTEHOLDERS

Meetings of the Noteholders shall be convened and held in accordance with the provisions of Schedule 3.

13.	VARIATION

13.1

Notwithstanding any power exercisable by the Noteholders by Special Resolution as set out in paragraph 17 of Schedule 3 of this Deed, all or any of the rights for the time being attached to the Notes or other provisions of this Deed (including the Conditions) may from time to time (whether or not the Company is being wound up) only be altered or abrogated with the prior written consent of the Company and the Major Noteholder. Any such alteration or abrogation shall be effected by way of deed poll executed by the Company and expressed to be supplemental to this Deed.

13.2

The Company shall, within 15 Business Days of making any variation pursuant to this Clause 13, send to each Noteholder (or, in the case of joint holders, to the Noteholder named first in the Register) a copy of the deed poll (or other document) effecting the variation.

13.3	Any modification, alteration or abrogation made pursuant to Clause 13.1 shall be binding on all the Noteholders.

14.	ENFORCEMENT AND THIRD PARTY RIGHTS

14.1

From and after the date of this Deed, and for so long as any Notes are outstanding or any amount is payable or repayable by the Company in respect of the Notes, the Company undertakes to duly perform and observe its obligations under this Deed.

14.2

No Person other than the Company and the Noteholders shall have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Deed.

14.3

This Deed shall operate for the benefit of all Noteholders and each Noteholder shall be entitled to sue for the performance or observance of the provisions of this Deed in his own right so far as his own holding of Notes is concerned.

15.	NOTICES

Any notice to be given to or by any Noteholder(s) for the purposes of this Deed shall be given in accordance with the provisions of paragraphs 8 to 10 (inclusive) of Part 2 of Schedule 2.

16.	GOVERNING LAW AND JURISDICTION

16.1

This Deed and the Notes and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of Hong Kong.

16.2

Any dispute, controversy, difference or claim arising out of or relating to this Deed and the Notes, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be that stated in Clause 16.1. The seat of this arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

16.3

Notwithstanding the foregoing, nothing in this Clause shall prevent any party seeking any interim or interlocutory relief in aid of any arbitration or in connection with enforcement proceedings from any court of competent jurisdiction.

17.	MOST FAVOURED NATION

In the event the Company issues any additional securities on terms more favourable than those contained in this Deed while the Notes remain outstanding, the Company shall promptly, and in any event within 5 Business Days after the date of issuance of such additional securities, give notice to the Noteholders of such issuance and shall provide equivalent rights to the Noteholders with respect to the Notes (with appropriate adjustment for economic terms or other contractual rights acceptable to the Major Noteholder).

This Deed has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Schedule 1 Form of Certificate

Certificate No.: [NUMBER]

Date of Issue: [DATE]

Amount: US$[AMOUNT]

COMPAREASIA GROUP CAPITAL LIMITED

FIXED RATE UNSECURED LOAN NOTES 2027 AND PIK NOTES

Created and issued pursuant to a resolution of the board of directors of the Company passed on [DATE].

THIS IS TO CERTIFY THAT [NAME OF NOTEHOLDER] is the registered holder (“Noteholder”) of US$[AMOUNT] of the US$[AMOUNT] fixed rate unsecured loan notes 2027 and PIK Notes constituted by a Deed entered into by the Company on [DATE] (“Deed”). Such Notes are issued with the benefit of and subject to the provisions contained in the Deed and the Conditions endorsed on or annexed to this Certificate.

Notes:

1.	The Notes are repayable and shall bear interest in accordance with the Conditions.

2.

This Certificate (or an indemnity in respect of lost or destroyed Certificate) must be surrendered to the Company before any transfer or repayment, whether of the whole or any part of the Notes comprised in it, can be registered or effected, or any new certificate issued in exchange.

3.	Any change of address of the Noteholder(s) must be notified in writing signed by the Noteholder(s) to the Company at the Registered Office.

4.	Subject to the Conditions, the Notes are transferable in amounts and in integral multiples of US$[AMOUNT].

5.	No transfer of any part of the Notes represented by this Certificate can be registered without production of this Certificate (or an indemnity in respect of lost or destroyed Certificate).

6.	Words and expressions defined in the Deed shall bear the same meaning in this Certificate and in the Conditions.

7.

The Notes and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of Hong Kong.

8.

Any dispute, controversy, difference or claim arising out of or relating to the Notes, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to the Notes shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be that stated in paragraph 7. The seat of this arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

9.	A copy of the Deed is available for inspection at the registered office of the Company.

This Certificate has been executed as a deed and is delivered and takes effect on the date of issue stated at the beginning of it.

Executed as a deed by MONEYHERO LIMITED

acting by [NAME OF FIRST DIRECTOR],

a director and [NAME OF SECOND DIRECTOR OR SECRETARY],

[a director OR its secretary]

................................. [SIGNATURE OF FIRST DIRECTOR] Director

................................. [SIGNATURE OF SECOND DIRECTOR OR SECRETARY] [Director or Secretary]

OR

Executed as a deed by MONEYHERO LIMITED

acting by [[NAME OF DIRECTOR] a director]/[NAME OF AUTHORISED SIGNATORY] as authorised signatory,

................................. [SIGNATURE OF [DIRECTOR]/[AUTHORISED SIGNATORY]] [Director]/[Authorised Signatory]

in the presence of:

Witness Signature:................................

Name:.................................................

Address:..............................................

Occupation

Dated: [INSERT DATE]

Schedule 2 The Conditions

Part 1. Interest, repayment and redemption

1.	INTEREST

1.1	Interest shall accrue in arrears on the Principal Amount of each outstanding Note at the applicable Interest Rate.

1.2

Interest so accrued shall be payable on each Interest Date by the Company by way of issuance to the Noteholders of PIK Notes in the same form as the Notes and with a principal value equal to the amount of interest so accrued during the corresponding Interest Period. Such PIK Notes shall be deemed to have been issued on such Interest Date and shall themselves accrue interest at the applicable Interest Rate in accordance with this Condition which, for the avoidance of doubt, shall also be deemed to be issued as PIK Notes. Issuance of PIK Notes under and in accordance with this Condition shall be in full satisfaction of the interest to which such issuance relates. Promptly following the issuance of PIK Notes pursuant to this paragraph 1.2, the Company shall update the Register to reflect such issuance and deliver a Certificate with respect to such PIK Notes to the Noteholders.

1.3	Interest shall accrue daily at the Interest Rate and shall be calculated on the basis of a 365-day year and the actual number of days elapsed.

1.4	If the Company fails to pay redemption monies when due, interest shall continue to accrue on the unpaid amount at the applicable Interest Rate plus 1 per cent..

2.	REPAYMENT OF PRINCIPAL AND UNPAID INTEREST

2.1	The Notes shall be redeemed in accordance with paragraph 2.2 below:

(a)	on the Redemption Date;

(b)	in respect of the relevant Notes only, on the date specified in the relevant Prepayment Notice; or

(c)

in respect of the relevant Notes only, if it is or becomes unlawful for such Notes to remain outstanding, as confirmed by a written legal opinion (addressed to the Company and furnished by the Company to the Noteholders upon request) from reputable outside legal counsel to the Company, on the date on which such event occurs.

2.2

The Company shall, subject to paragraph 5.1 of Part 1 of Schedule 2, pay to each Noteholder an amount (in US$) equal to: (a) the aggregate Principal Amount of such outstanding Notes (for the avoidance of doubt, including the PIK Notes) held by such Noteholder; and (b) any accrued but unpaid interest.

3.	TIME OF PAYMENT

Whenever any payment of principal (or otherwise) becomes due on a day which is not a Business Day, payment shall be made on the next following Business Day.

4.	EVENT OF DEFAULT

4.1	The Company shall notify the Noteholders immediately if it becomes aware of the occurrence of an Event of Default.

4.2

On and at any time after the occurrence of an Event of Default which is Continuing, the Major Noteholder may by written notice to the Company declare the Notes be immediately due and payable and on receipt of such notice the Company shall, subject to paragraph 5.1 of Part 1 of Schedule 2, pay to each Noteholder an amount (in US$) equal to:

(a)	the aggregate Principal Amount of such outstanding Notes (for the avoidance of doubt, including the PIK Notes) held by such Noteholder; and

(b)	any accrued but unpaid interest.

5.	ACTION ON REDEMPTION

5.1

A Noteholder whose Note is due to be redeemed shall, not later than the due date for redemption, deliver to the Company the Certificate for the Note for cancellation (or, in the respect of lost or destroyed Certificates, an indemnity in a form satisfactory to the Company (acting reasonably)). Following delivery and against a receipt (if the Company so requires) for the moneys payable in respect of the Note, the Company shall pay to the Noteholder those moneys due to him on the due date for redemption of such Note to the account notified to the Company by the Noteholder not less than 3 Business Days prior to the redemption date.

5.2	If, on redemption of a Note, a Noteholder fails to deliver the Certificate for it (or an indemnity in accordance with these Conditions) or to accept payment of moneys due to him:

(a)

the Company shall pay the moneys due to such Noteholder into a bank account and, subject to the remainder of this paragraph 5.2, upon reasonable notice to the Company, the relevant Noteholder may request the moneys in such bank account and the Company shall procure that the moneys in such bank account are paid to the Noteholder;

(b)

the payment of an amount into a bank account pursuant to sub-paragraph 5.2(a) above does not constitute the Company a trustee in respect of the amount and is deemed for all purposes to be a payment to the Noteholder and such payment shall discharge the Company from all further obligations in respect of the Note;

(c)	the Company is not responsible for the safe custody of the amount or related interest (if any);

(d)	subject to paragraph (e) below, the Company is, and the Noteholder is not, entitled to interest accrued on the amount; and

(e)	if the amount remains unclaimed:

(i)	in respect of interest on a Note, after a period of five years; and

(ii)	in respect of the Principal Amount of a Note, after a period of ten years,

in each case, from the date of payment of the amount into the bank account, the Noteholder ceases to be entitled to the amount and it shall then belong to the Company.

5.3	The Company shall cancel any Notes repaid, redeemed or purchased and shall not reissue them.

6.	TAX GROSS-UP

6.1

All payments to be made by the Company to any Noteholder under the Notes or the Deed shall be made free and clear of and without any Tax Deduction unless it is required to make a Tax Deduction pursuant to applicable law, in which case the sum payable by it (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Noteholder receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

6.2

The Company shall promptly upon becoming aware that the Company must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the relevant Noteholder accordingly. Similarly, a Noteholder shall notify the Company on becoming so aware in respect of a payment payable to that Noteholder.

6.3

If the Company is required to make a Tax Deduction, it will make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

6.4

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Noteholder entitled to the payment evidence reasonably satisfactory to that Noteholder that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

6.5

All amounts set out or expressed to be payable to a Noteholder shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Noteholder to the Company in connection with this Deed, the Company shall pay to that Noteholder (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

6.6

Where the Company is required to reimburse or indemnify a Noteholder for any costs or expenses, the Company shall also at the same time pay and indemnify that Noteholder against all Indirect Tax incurred by that Noteholder in respect of the costs or expenses to the extent that that Noteholder reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

6.7

Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. Each party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment.

6.8	In this paragraph 6 of Part 1 of Schedule 2:

“Code” means the U.S. Internal Revenue Code of 1986.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under the Notes or the Deed required by FATCA.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under the Notes or the Deed, other than a FATCA Deduction.

Part 2. Transfer provisions and other matters

1.

The Company shall recognise the registered holder of any Notes as the absolute owner of them and shall not (except as provided by statute or as ordered by a court of competent jurisdiction) be bound to take notice or see to the execution of any trust (whether express, implied or constructive) to which any Note may be subject. The Company shall not (except as provided by statute or as ordered by a court of competent jurisdiction) be bound to enter any notice of any trust (whether express, implied or constructive) on the register in respect of any of the Notes.

2.

Neither the Notes nor any of the rights or obligations of any Noteholder hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, provided that the Notes may be transferred to one or more Permitted Transferee(s) that is an Affiliate of such Noteholder (each, a “Notes Permitted Transferee”), subject to such Noteholder entering into a deed of transfer in favour of such Notes Permitted Transferee(s) in accordance with paragraphs 4 and 5 of this Part 2 of Schedule 2. The rights and/or obligations of the Company under this Deed may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Major Noteholder. Subject to the foregoing, the rights and obligations of the Company and the Noteholders under the Notes shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

3.

If, while a Notes Permitted Transferee holds any Notes, such Notes Permitted Transferee ceases to qualify as a Notes Permitted Transferee in relation to the transferor Noteholder from whom or which such Notes Permitted Transferee or any previous Notes Permitted Transferee of such transferor Noteholder received such Notes (an “Unwinding Event”), then:

(a)	the relevant transferor Noteholder shall forthwith notify the other Noteholders and the Company of the occurrence of such Unwinding Event; and

(b)

immediately following such Unwinding Event, such transferor Noteholder shall take all actions necessary to effect a transfer of all the Notes held by the relevant Notes Permitted Transferee that is no longer qualified as a Notes Permitted Transferee either back to such transferor Noteholder or, pursuant to paragraph 2 and 3 of this Part 2 of Schedule 2, to another Person that qualifies as a Notes Permitted Transferee of such transferor Noteholder.

4.

Each deed of transfer shall be signed by the transferor, and the transferor shall be deemed to remain the owner of the Notes to be transferred until the name of the transferee is entered in the Register in respect of such Notes.

5.

Each deed of transfer shall be sent to, or left for registration at, the registered office of the Company for the time being, and shall be accompanied by the Certificate(s) for the Notes to be transferred (or an indemnity in respect of lost or destroyed Certificate). All deeds of transfer that are registered may be retained by the Company.

6.

Subject always to paragraph 5 of this Part 2 of Schedule 2, payment of the Principal Amount, and all accrued interest which has accrued on the Notes which has not been satisfied by way of the issuance of PIK Notes may, with the consent of the receiving Noteholder, be made by bank transfer in immediately available funds to an account nominated for the purpose to the Company in writing by, the registered holder or, in the case of joint registered holders, to the one who is first-named on the Register, or to such Person or Persons as the registered holder or all the joint registered holders may in writing direct and sent to the registered holder or in the case of joint registered holders to that one of the joint registered holders who is first-named on the Register or to such address as the registered holder or joint registered holders may in writing direct. A bank transfer to the relevant account made in accordance with this paragraph shall be good discharge to the Company.

7.

If more than one Person is entered in the Register as joint holders of any Notes then, without prejudice to paragraph 6 of this Part 2 of Schedule 2, the receipt of any one of such holders for any moneys payable on or in respect of the Notes shall be as effective a discharge to the Company or other Person making the payment as if the Person signing such receipt were the sole registered holder of such Notes.

8.

If any Certificate is worn out or defaced then, on production of it to the Directors, they may cancel it and may issue a fresh Certificate in lieu. If any Certificate is lost or destroyed it shall be replaced promptly on such terms (if any) as to evidence and indemnity as the Company may reasonably require. An entry recording the issue of the new Certificate and indemnity (if any) shall be made in the Register. No fee shall be charged for the registration of any transfer or for the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other documents relating to or effecting title to any Notes.

9.

Any communication to be made under or in connection with this Deed or the Notes shall be made in writing and, unless otherwise stated, may be made by letter or by email. The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Person for any communication or document to be made or delivered under or in connection with this Deed or the Notes is: (i) in the case of the Company, that identified with its name below; and (ii) in the case of each Noteholder, that notified in writing to the Company on or prior to the date on which it becomes a Noteholder.

Address for service of notices:

The Company

Address: c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands

Email: [REDACTED]

Attention: Shaun Kraft and Laura Hannon

10.

Any communication or document made or delivered by one person to another under or in connection with this Deed or the Notes will be effective: (i) if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, (ii) if by way of email, in accordance with paragraph 11 below, at the time of transmission or (iii) upon personal delivery to the party to be notified. Any communication or document which becomes effective, in accordance with the preceding sentence, after 5 p.m. in the place of receipt shall be deemed only to become effective on the following day.

11.

Any communication or document to be made or delivered by one Person to another under or in connection with this Deed or the Notes may be made or delivered by electronic mail or other electronic means if those two Persons: (i) notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and (ii) notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice. Any such electronic communication or delivery may only be made in that way to the extent that those two Persons agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery. Any such electronic communication or delivery in accordance with the foregoing made or delivered by one Person to another will be effective only when actually received (or made available) in readable form. Any electronic communication or document which becomes effective, in accordance with the foregoing, after 5 p.m. in the place in which the Person to whom the relevant communication or document is sent or made available has its address for the purpose of this Deed shall be deemed only to become effective on the following day.

12.

A copy of this Deed shall be kept at the Company’s registered office. A Noteholder (and any Person authorised by a Noteholder) may inspect that copy of the Deed at all reasonable times during office hours.

Schedule 3 Meetings of the Noteholders

1.

The Company may at any time convene a meeting of Noteholders. In addition, the Company shall at the written request of the Major Noteholder convene a meeting of the Noteholders. Any meeting shall be held at such place as the Company may designate.

2.

At least 7 days’ notice (exclusive of the day on which the notice is served or deemed to be served and of the day for which notice is given) of every meeting shall be given to the Noteholders. The notice shall specify the place, day and time of the meeting and the general nature of the business to be transacted. The accidental omission to give notice to, or the non-receipt of notice by, any of the Noteholders shall not invalidate the proceedings at any meeting. A meeting of the Noteholders shall, despite being called at shorter notice than specified above, be deemed to have been duly called if it is agreed in writing by all of the Noteholders.

3.	At any meeting the quorum shall be the Major Noteholder. No business (other than choosing a Chairman) shall be transacted at any meeting unless the requisite quorum is present.

4.	If a quorum is not present, within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

5.

The Noteholders present shall choose one of their number to be Chairman. Any Director or officer of, any Secretary of, and the solicitors to, the Company and any other person authorised in that behalf by the Company may attend at any such meeting.

6.	Each question submitted to a meeting of Noteholders shall, unless a poll is demanded, be decided by a show of hands.

7.

At any meeting of Noteholders unless a poll is demanded by the Chairman or by one or more Noteholders present in person or by proxy and holding or representing in the aggregate not less than one-twentieth in nominal amount of the outstanding Notes (before or on the declaration of the result of the show of hands), a declaration by the Chairman that a resolution has been carried by the requisite majority, lost or not carried by the requisite majority shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

8.

If a poll is duly demanded, it shall be taken in such manner and (subject as set out below) either at once or after an adjournment as the Chairman directs. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll shall not prevent the meeting from continuing for the transaction of any business other than the question on which the poll has been demanded. The demand for a poll may be withdrawn.

9.

If there is an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting shall not be entitled to a casting vote in addition to the vote(s) (if any) to which he may be entitled as a Noteholder or as a proxy.

10.

The Chairman may, with the consent of (and shall if so directed by) the Noteholders present at any meeting at which a quorum is present, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting from which the adjournment took place.

11.	Any poll demanded at any meeting on the election of a Chairman, or on any question of adjournment, shall be taken at the meeting without adjournment.

12.

On a show of hands, each Noteholder who is an individual and is present in person or (being a corporation) is present by its duly authorised representative or by one of its officers as its proxy, shall have one vote. On a poll, each Noteholder present in person or by proxy, shall have one vote for every US$1.00 nominal of Notes held by him and a person entitled to more than one vote need not (if he votes) use all his votes or cast all the votes he uses in the same way.

13.

In the case of joint registered Noteholders any one of them shall be entitled to vote in respect of such Notes either in person or by proxy and, in the latter case, as if the joint holder were solely entitled to such Notes. If more than one joint holder is present at any meeting either personally or by proxy that one joint holder so present whose name as between himself and the other or others present stands first in the Register as one of the joint holders shall alone be entitled to vote in person or by proxy.

14.

Each deed appointing a proxy must be in writing and duly executed by the appointor or his duly authorised attorney or, in the case of a corporation under its common seal or duly executed by a duly authorised attorney or officer. The Chairman may (but shall not be bound to) require evidence of the authority of any attorney or officer. A proxy need not be a Noteholder.

15.

A deed of proxy shall be in the usual or common form or in any other form that the Directors may accept. The proxy shall be deemed to include the right to demand or join in demanding a poll. A proxy shall, unless stated otherwise, be valid as well for any adjournment of the meeting as for the meeting to which it relates and need not be witnessed.

16.

The deed appointing a proxy, and the power of attorney or other authority (if any) under which it is signed or a notarially certified copy of such power of attorney or authority, shall be deposited at the place specified in (or in any document accompanying) the notice convening the meeting. If no such place is specified, the proxy shall be deposited at the registered office of the Company not less than 24 hours before the time appointed for holding the meeting or adjourned meeting or for taking of the poll at which the person named in that deed proposes to vote. In default, the deed of proxy shall not be treated as valid. A vote given in accordance with the terms of a deed of proxy shall be valid notwithstanding the revocation of the proxy or of the authority under which the proxy is given, unless notification in writing of the revocation has been received at the registered office of the Company or at such other place (if any) specified for the deposit of deeds of proxy in the notice convening the meeting (or any document accompanying it) 24 hours before the commencement of the meeting or adjourned meeting or the taking of the poll at which the vote is given.

17.

Without prejudice to any of the powers conferred on the Company under any of the provisions of the Deed and subject to paragraph (e) below, a meeting of the Noteholders shall, in addition to any other powers, have the following powers exercisable by Special Resolution:

(a)

power to sanction the exchange or sale of the Notes for, or the conversion of the Notes into, or the cancellation of the Notes in consideration of, shares, stock, debenture stock or other obligations or security of the Company or any other company formed or to be formed (other than as set out in the Conditions);

(b)

power to sanction any abrogation, modification or compromise of, or any arrangement in respect of, the Noteholders’ rights against the Company, provided the same has been previously approved in writing by the Company, whether those rights shall arise under the Deed, the Notes or otherwise;

(c)

power to assent to any modification of the provisions contained in the Deed and the Conditions and to authorise the Company to execute any supplemental deed embodying any such modification. Any such modification shall be proposed by the Company; and

(d)	power to:

(i)	modify the date fixed for final redemption of the Notes;

(ii)	reduce or cancel the Principal Amount payable on the Notes;

(iii)	reduce the amount payable or modify the method of calculating the amount payable on the Notes; or

(iv)	modify the dates for payment in respect of any interest, on the Notes.

(e)	Notwithstanding the foregoing, no matters referred to in paragraphs (a) to (d) (inclusive) above shall be effected without the prior written consent of the Company (in its absolute discretion).

18.

A Special Resolution passed at a meeting of the Noteholders shall be binding on all the Noteholders whether or not they are present at the meeting. Each of the Noteholders shall be bound to give effect to it accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances justify passing it (so that the meeting may determine without appeal whether or not the circumstances justify passing it).

19.

Special Resolution when used in this Deed, means a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the Conditions, and carried by the holders of not less than 60.00% of the nominal amount of the Notes voting at such meeting, to include the Major Noteholder, on a show of hands or, if a poll is duly demanded, the votes given on such a poll.

20.

A resolution in writing signed by or on behalf of the Major Noteholder shall, for all purposes, be as valid and effectual as a resolution passed at a meeting duly convened and held in accordance with the Conditions. Such resolution in writing may be contained in one document or in several documents in similar form, each signed by one or more Noteholders.

21.

Minutes of all resolutions and proceedings at every meeting shall be made and duly entered in books to be from time to time provided for that purpose by the Company. Any minutes, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting of the Noteholders, shall be conclusive evidence of the matters stated in them. Until the contrary is proved, every meeting for which minutes have been made and signed shall be deemed to have been duly held and convened, and all resolutions passed at the meeting to have been duly passed.

Executed as a deed by MoneyHero Limited acting by [•], as authorised signatory, in the presence of: ................................. [SIGNATURE OF WITNESS] [NAME, ADDRESS [AND OCCUPATION] OF WITNESS]	................................. SIGNATURE OF [DIRECTOR]/[AUTHORISED SIGNATORY] [Director]/[ Authorised Signatory]

[Project Gemini—Signature Page to Deed Poll]